Exhibit 10.1

*

Certain identified information has been excluded from this exhibit (indicated by “[***]”) pursuant to Item 601(b)(10)(iv) of Regulation S-K because it is both not material and is the type that the registrant treats as private or confidential.

Massachusetts Institute of Technology

and

SQZ Biotechnologies Company

Second Amendment to Amended and Restated

Exclusive Patent License Agreement

This Second Amendment is made by and between the Massachusetts Institute of Technology, a nonprofit research institution having a principal address at 77 Massachusetts Avenue, Cambridge, MA 02139 (“MIT”) and SQZ Biotechnologies Company, a Delaware corporation, with a principal place of business at 200 Arsenal Yards Boulevard, Suite 201, Watertown, MA 02472 (“COMPANY”) (each individually a “Party” and collectively the “Parties”) and amends that certain Amended and Restated Exclusive Patent License Agreement between the Parties dated as of December 2, 2015 as amended May 17, 2022 (MIT No. 4913276) (the “LICENSE AGREEMENT”). The effective date of this Second Amendment shall be the Closing Date (as defined in the Purchase Agreement (defined below)), provided that on or before such date Assignee agrees in writing to be bound by the terms and conditions of the LICENSE AGREEMENT as amended by this Second Amendment as if the Assignee were COMPANY thereunder pursuant to the assignment and assumption agreement, substantially in the form attached hereto as Exhibit A. If the above conditions are not met by the Outside Date as defined in the Purchase Agreement, this Second Amendment shall terminate and be considered null and void.

Except as otherwise defined herein, capitalized terms used herein without definition shall have the meaning given such terms in the LICENSE AGREEMENT.

WHEREAS, in anticipation of the assignment of the LICENSE AGREEMENT to STEMCELL Technologies Canada Acquisitions Inc., a Canadian corporation having an office at 1618 Station Street, Vancouver, British Columbia V6A 1B6 (“STEMCELL”), in connection with the acquisition by STEMCELL of substantially all of the assets of COMPANY pursuant to that certain Asset Purchase Agreement dated as of December 21, 2023 (as the same may be amended, amended and restated, supplemented or otherwise modified from time to time, the “Purchase Agreement”), COMPANY has requested a modification of the terms of the LICENSE AGREEMENT to better conform to the business model to be employed by STEMCELL; and

WHEREAS, MIT and COMPANY wish to modify the LICENSE AGREEMENT pursuant to the terms as set forth below;

NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein, the parties agree to the following changes to the LICENSE AGREEMENT:

1. Section 1.20 shall be amended to add the following subsection (d):

“(d) to develop, market, use, or sell an instrument or chips that adhere to current Good Manufacturing Practice (“cGMP”) regulations and certification or other similar standards for products having the intended use of manufacturing cells to accomplish (a) or (b)”

2. Section 4.2(b) shall be deleted in its entirety and replaced with the following:

“(b) Payments in U.S. Dollars. All payments due under this Agreement shall be drawn on a United States bank and shall be payable in United States dollars. Conversion of foreign currency to U.S. dollars shall be made at the conversion rate existing in the United States (as reported by xe.com on a daily basis). Such payments shall be without deduction of exchange, collection, or other charges, and, specifically, without deduction of withholding or similar taxes or other government-imposed fees or taxes, except as permitted in the definition of NET SALES. For avoidance of doubt, COMPANY will pay all non-U.S. taxes related to all payments made to MIT pursuant to this Agreement; these payments are not deductible from payments due to MIT.”

3. Section 3.1 (d) shall be deleted in its entirety and replaced with the following:

“(d) COMPANY shall expend at least the efforts set forth below on at least one FULLY FUNDED PROJECT toward the development of LICENSED PRODUCTS or LICENSED PROCESSES in each calendar year beginning on the later of (i) the Closing Date (as defined in the Purchase Agreement) and (ii) March 2024, and from that point forward until the termination or expiration of this Agreement. As used herein a “FULLY FUNDED PROJECT” shall mean that at all times COMPANY shall [***]. Any deviation from this Section 3.1(d) by COMPANY due to ordinary fluctuations in employee relationships that are commercially reasonable or temporary shall not be considered a breach of this Agreement for any purpose.”

4. Section 3.2 shall be deleted in its entirety and replaced with the following:

“3.2 Changes to Diligence Requirements. Notwithstanding the foregoing, in the event that COMPANY anticipates that a failure to meet an obligation set forth in Section 3 will occur, COMPANY will promptly give written notice to M.I.T. which will set forth the reasons for the delay and a projected new diligence schedule that COMPANY believes can be achieved. Representatives of each party will meet to review the reasons for anticipated failure and discuss in good faith a revision to the diligence schedule. COMPANY and M.I.T. will enter into a written amendment to the license with respect to any mutually agreed upon change(s) to the diligence schedule.”

5. Section 3.3 shall be amended to add subsections 3.3 (c) and (d) as follows:

“(c) Between [***] and [***], COMPANY shall develop and bring to market LICENSED PRODUCTS or LICENSED PROCESSES [***].”

(d) Within [***] after the end of each calendar year, beginning [***], COMPANY shall furnish M.I.T. with a written report (consistent with Section 5.1(a)) on the progress of its efforts during the immediately preceding calendar year to develop and commercialize LICENSED PRODUCTS or LICENSED PROCESSES in the RESEARCH FIELD. The report shall also contain a discussion of intended efforts and sales projections for the year in which the report is submitted.”

6. Section 3.4 (b) shall be deleted in its entirety and replaced with the following:

“(b) Within [***] after the end of each calendar year, beginning [***], COMPANY shall furnish M.I.T. with a written report (consistent with Section 5.1(a)) on the progress of its efforts during the immediately preceding calendar year to develop and commercialize LICENSED PRODUCTS or LICENSED PROCESSES in the THERAPEUTIC FIELD. The report shall also contain a discussion of intended efforts and sales projections for the year in which the report is submitted.”

7. Section 3.4 (c) shall be deleted in its entirety.

8. Section 3.4 shall be amended to add subsection (d) immediately following Section 3.4 (c) as follows:

“(d) COMPANY shall [***] using a LICENSED PRODUCT or LICENSED PROCESS developed and manufactured under cGMP [***].”

9. Section 4.1 (d) shall be deleted in its entirety and replaced with the following:

“(d) Running Royalties.

i.	COMPANY shall pay to M.I.T. a running royalty of [***] of NET SALES of LICENSED PRODUCTS that constitute hardware, reagents or chips.

ii.	COMPANY shall pay to M.I.T. a running royalty of [***] of NET SALES of LICENSED PRODUCTS that constitute cells that have been manufactured through use of a LICENSED PROCESS.

iii.

COMPANY shall pay to M.I.T. a running royalty of [***] of (A) NET SALES for the performance of LICENSED PROCESSES on a fee-for-service basis or (B) any consideration received by COMPANY or AFFILIATES for the practice of the PATENT RIGHTS, LICENSED PRODUCTS and/or LICENSED PROCESSES on behalf of or in collaboration with a third party, including without limitation fees, royalties, milestone payments, profit sharing and bonus payments. For clarity, if such activities include the provision of cells manufactured through the use of a LICENSED PROCESS that triggers a payment under both this Section 4.1(d)(iii) and Section 4.1 (d)(ii), then the running royalty described in Section 4.1(d)(ii) shall not apply. For further clarity, any consideration received under clause (B) from a SUBLICENSEE shall be considered SUBLICENSE INCOME subject to Section 4.1(e), and shall not be subject to royalty sharing under this Section 4.1(d)(iii).

Running royalties shall be payable for each REPORTING PERIOD and shall be due to M.I.T. within [***] of the end of each REPORTING PERIOD.”

11. Section 5.3 shall be amended to add the following sentence at the end of the paragraph.

“Such financial statements shall be CONFIDENTIAL INFORMATION of COMPANY. During any time period in which COMPANY is required to make filings of its annual financial information whereby the above-referenced information is readily available via a publicly accessible website without cost, COMPANY shall not be required to provide copies of the foregoing financial statements to M.I.T. ”

12. Section 8.1(a) shall be deleted in its entirety and replaced with the following:

“(a) Indemnity. Company shall indemnify, defend, and hold harmless MIT, HARVARD and their respective trustees, directors, officers, faculty, students, employees, agents, volunteers, affiliates and their respective successors, heirs and assigns (the “INDEMNITEES”), against any liability, damage, loss, or expense (including reasonable attorneys’ fees and expenses) (collectively, “Losses”) incurred by or imposed upon any of the INDEMNITEES in connection with any third party claims, suits, investigations, actions, demands or judgments (collectively, “Claims”) arising out of, or in connection with, this Agreement or any SUBLICENSE, except to the extent such Losses directly result from the gross negligence or willful misconduct of any Indemnitee, as determined by a final, unappealable decision rendered by a court having jurisdiction over the Parties.”

13. MIT hereby waives and releases STEMCELL from any and all (i) financial obligations owed by COMPANY to MIT under the LICENSE AGREEMENT which arise on or before the Closing Date and (ii) any obligations owed by COMPANY to MIT under Sections 3.1, 3.3, 3.4, 5.1 and 5.2 of the LICENSE AGREEMENT which arise on or before the Closing Date . This waiver and release does not apply to: (i) payments due to MIT under Section 8.1 which become due after the Closing Date , but are based on events which occurred on or before the Closing Date ; and (ii) payments due to MIT pursuant to Section 6.3 (Payment of Expenses). As of December 20, 2023, the MIT Technology Licensing Office (“TLO”) is not aware of any outstanding payments owed to MIT pursuant to Section 6.3 for which COMPANY has not been invoiced, however, COMPANY acknowledges that certain payments may not yet be known to the TLO and COMPANY will remain fully liable for such payments.”

Except as specifically amended herein, all other terms and conditions of the LICENSE AGREEMENT and executed amendments thereto shall remain unchanged and in full force and effect.

IN WITNESS WHEREOF, the Parties have caused this Second Amendment to be executed by their duly authorized representatives.

MASSACHUSETTS INSTITUTE OF TECHNOLOGY		SQZ BIOTECHNOLOGIES COMPANY

By:	/s/ Lesley Millar-Nicholson	By:	/s/ Lawrence Knopf
Name:	Lesley Millar-Nicholson	Name:	Lawrence Knopf
Title:	Executive Director	Title:	General Counsel
Technology Licensing Office

Exhibit A

Form of Assignment and Assumption Agreement